UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	Filed by a party other than the Registrant

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Preliminary Proxy Statement
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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

FLEX LTD.
____________________________________________________________________________________________________________
(Name of Registrant as Specified in its Charter)

_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEX LTD.

(Company Registration No. 199002645H)
(Incorporated in Singapore)

SUPPLEMENT TO PROXY STATEMENT FOR THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 25, 2022

This proxy statement supplement (the “Supplement”), dated August 4, 2022, relates to the definitive proxy statement (the “Proxy Statement”) of Flex Ltd. (“Flex” or the “Company”) filed with the Securities and Exchange Commission on June 30, 2022 in connection with the Annual General Meeting of Shareholders (the “Annual Meeting”), which will be held on August 25, 2022 at 9:00 a.m., Pacific time, at the Company’s offices located at 6201 America Center Drive, San Jose, CA 95002, U.S.A.

Glass Lewis recently issued its Proxy Paper related to the Annual Meeting. In the Proxy Paper, Glass Lewis recommended that shareholders vote “against” the re-election of Michael E. Hurlston based on Glass Lewis’ determination that Mr. Hurlston is an “affiliated” director (i.e., not independent) and serving on the Audit Committee. The Board of Directors of the Company (the “Board”) considers Mr. Hurlston to be independent. In making this determination, the Board (as well as the Nominating, Governance and Public Responsibility Committee of the Board) considered that Mr. Hurlston is the President and Chief Executive Officer and a member of the board of directors of Synaptics Incorporated (“Synaptics”). As disclosed in the Proxy Statement, Flex purchased or sold goods and services from Synaptics on an arms’-length basis in the ordinary course of its business. In each of the last three fiscal years, the amount that Flex paid to Synaptics, and the amount received by Flex from Synaptics, did not exceed the greater of $200,000 or 5% of the respective recipient’s consolidated gross revenues for that year.

The Company would like to clarify that in each of the last three fiscal years, the amount Flex paid to Synaptics, and the amount received by Flex from Synaptics, also did not exceed 1% of either company’s consolidated gross revenues for that year. With this additional information, Mr. Hurlston should qualify as an independent director under the Glass Lewis 2022 Policy Guidelines.

In light of the additional information and clarification described above, the Company believes that Glass Lewis’ assessment of Mr. Hurlston’s independence should be revised and its voting recommendation should change from “against” to “for” Mr. Hurlston’s re-election, consistent with the Board’s recommendation. If you have already cast a vote in accordance with Glass Lewis’ negative recommendation on Mr. Hurlston’s re-election and wish to change your vote, you may change your vote by following the instructions included in the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement. Except as described above, this Supplement does not amend, supplement, or otherwise affect the Proxy Statement.